EX-99.p2 CODE ETH

                               PPM HOLDINGS, INC.
                                PPM AMERICA, INC.
                                PPM FINANCE, INC.

                                PPM AMERICA FUNDS

                           CODE OF ETHICS AND CONDUCT

         As an investment adviser, PPM America, Inc. ("PPMA") owes its clients, and the shareholders of any mutual fund for which it is adviser or subadviser, the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of PPMA is to avoid any conflict of interest. In furtherance of this fundamental policy, this Code of Ethics and Conduct ("Code") has been adopted by PPMA, by PPMA's immediate parent company, PPM Holdings, Inc., by PPMA's affiliated company, PPM Finance, Inc., and by PPM America Funds ("PPM Funds"). PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as "PPM."

         The PPM Funds have separately adopted a Code of Ethics for their non-interested trustees. In addition, PPM has adopted a separate Code of Ethics for Certain Employees of Jackson National Life Insurance Company ("Code for JNL Covered Persons").

         This Code applies to each employee of PPM, including all executive officers of PPMA, PPM Holdings or PPM Finance, and to all access persons of the PPM Funds (each referred to collectively in the Code as an "Employee"). It does not apply to employees of Jackson National Life Insurance Company who are "Covered Persons" under the Code for JNL Covered Persons.

         This Code contains many references to the "Chief Compliance Officer." References to the Chief Compliance Officer mean the Chief Compliance Officer of PPMA, or a person designated by the Chief Compliance Officer to assume responsibility for a particular function (for example, to monitor personal securities transactions, or to consider requests for preclearance of transactions) or during a period of time (for example, during an absence of the Chief Compliance Officer).

         Each Employee should consult with the Chief Compliance Officer or with PPMA's General Counsel regarding any question about the Code or other issues relating to PPM's fiduciary obligations to its clients before taking any action.

         Please also remember that PPM has developed Policy and Procedures Regarding Inside Information and Chinese Walls ("Inside Information Policy"), and has also adopted a Policy and Procedures for Certain JNL Covered Persons Regarding Inside Information and Chinese Walls. Please refer to the Inside Information Policy as appropriate.

                              I. GENERAL STANDARDS

         A. Fair Dealing. Each Employee shall act in a manner consistent with the obligation of PPM and each person covered by the Code to deal fairly with all clients when taking investment action. Any investment ideas developed by an Employee in the course of the Employee's work for PPM shall be made available for use by PPM's clients prior to any personal trading or investment by any Employee based on those ideas, including trading or investment by an Employee directly or indirectly.

         B. Personal Securities Transactions. No Employee may purchase or sell any security in which the Employee has a beneficial interest, or in an account (other than the account of a PPM client) directly or indirectly controlled or influenced by the Covered Person, except in accordance with this Code. See Appendix A for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code. Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

         C. Gifts, Favors, and Gratuities. An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, client, approved company (i.e., a company whose securities are held by a PPM client), supplier, or other person or organization with whom PPM has a business relationship, that creates a conflict between the Employee's personal financial interest and the interests of PPM's clients. Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life. Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers not in the securities or investment management business.

         No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

         D. Confidentiality. Information relating to any client's portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside PPM, unless that Employee has been specifically authorized to release that information by the Chief Compliance Officer or PPMA's General Counsel. For further guidance, consult PPM's Press Policy and policy regarding Confidential Information and Non-Competition.

         E. Service as a Director. No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, except (i) for Employees who are members of PPMA's Private Information Investment Group, in accordance with the Compliance Procedures for Private Information Investment Group Employees to Serve on the Board of
Directors of a Public Company and (ii) with the prior authorization of PPMA's Board of Directors. Board service increases the likelihood of possession of material, non-public information. Please refer to PPM's Inside Information Policy.

         F. Exemptions from the Code's Provisions. The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee and PPM's clients, not to impose undue financial burdens on persons subject to the Code. For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code (except the provisions requiring (i) reporting of personal securities transactions and (ii) preclearance of acquisitions of securities in private placements) if, in the judgment of the Chief Compliance Officer, compliance with the provision of the Code would result in serious financial hardship to the Employee and the requested exemption would not result in any breach by PPM of its duties to its clients. Exemption of a proposed transaction from the Code is expected to be granted very rarely.


                      II. TRANSACTIONS COVERED BY THE CODE
                             AND EXEMPT TRANSACTIONS

         This Code regulates personal securities transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client. The Code flatly prohibits certain transactions and establishes reporting requirements for all personal securities transactions except those listed as exempt in Section II.B.

         A. Transactions Covered by the Code. Every transaction in a security by or for the benefit of an Employee is subject to the Code, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

         Security is defined very broadly for purposes of the Code. Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities.

         The Code covers transactions in:

         o        the personal account of an Employee,

         o the account of any member of the Employee's immediate family (including spouse, minor children or any relative living in the Employee's home),

         o any other account in which the Employee has a direct or indirect financial or "beneficial" ownership interest, and

         o in any account (other than an account for a PPMA client) controlled by or under the influence of the Employee.

As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see Appendix A to the Code for examples of ownership arrangements covered by the Code. Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

         If you have any question about whether a transaction is covered by the Code, contact the Chief Compliance Officer before taking any action.

         B. Exempt Transactions. The following transactions are exempt from the reporting provisions of this Code:

         1. purchases or sales effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not in fact influence or control purchase or sale transactions;

         2. purchases or sales which are involuntary on the part of the Employee (for example, the redemption of a debt security by the issuer);

         3. purchases of securities by exercising rights that were issued pro rata to all holders of a class of securities, but only if the Employee acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of rights that were acquired by the Employee by pro rata issuance directly from the issuer; and

         4. transactions involving: shares of registered open-end mutual funds; securities issued by the United States Government; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements.


                         III. PERSONAL INVESTMENT RULES

         A.       Prohibited   Transactions.   The  following  transactions  are
                  prohibited:

         1. Front-Running. No Employee shall engage in "front-running" an order or recommendation. Front-running consists of executing a personal securities transaction in the same or underlying securities, options, rights, warrants, convertible securities, or other related securities, based on the knowledge of a forthcoming transaction or recommendation by PPM.

         2. Securities on Restricted Lists; Inside Information Policy. No Employee may purchase or sell any security prohibited by the Inside Information Policy, including:

                  a.       any security on the Firm Wide Restricted List; and

                  b. for Employees designated in the Inside Information Policy as members of the Private Information Investment and Access Groups, any security on the Private Information Restricted List.

                  See the Inside Information Policy for more information and definitions.

                  PPMA also maintains a "JNL Covered Persons Restricted List" which restricts the trading of JNL Covered Persons.

         3. Blackout-Period for Client Transactions. No Employee may purchase or sell any security which: (a) is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client), (b) has been purchased or sold by a client within the prior seven calendar days, or (c) is being planned for purchase or sale on any client's behalf within the next seven days. Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to any Exempt Transaction, as defined in Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client by a foreign affiliate of or subadviser to PPMA.

         4. Pre-Approval of Personal Securities Transactions. No Employee may initiate, recommend, or in any other way participate in a personal securities transaction in a security that is not an Exempt Transaction (as defined in this Code) unless that transaction has been pre-approved as described in III.B., below.

         5. Initial Public Offerings. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering ("IPO") of that security.

         6. Private Placements. No Employee may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer.

         7. Short Sales. No Employee may sell short any security that is held in any PPMA client account.

         8. Dealing with Clients. No Employee may sell or purchase any security to or from a client portfolio for that Employee's account, for any account in which the Employee has or would have a beneficial interest, or for any account directly or indirectly controlled by or under the influence of the Employee.

         9. Bets. No Employee shall make a wager or bet of any kind on the change in the price of any security or the value of any securities index.

         B.       Procedures   for    Pre-Approval   of   Personal    Securities
                  Transactions.

         1. Transactions for which Pre-Approval is Required. Except for Exempt Transactions (as defined in Section II.B., above), each Employee must obtain written approval from the Chief Compliance Officer to initiate, recommend, or in any other way participate in a personal securities transaction of any kind (including purchases, sales, exercises and exchanges).

         2. How to Request Pre-Approval. Requests by an Employee for prior approval of a personal securities transaction must be made in writing on PPM's standard Personal Trade Information form ("PTI"). A copy of the PTI is attached as Appendix B. In requesting pre-approval, an Employee must disclose any relationship between the security proposed to be purchased and any security held or planned to be acquired by any PPM client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by PPM clients).

         3. Approval by a Compliance Officer. The Chief Compliance Officer shall mark his response on the PTI, give two copies to the Employee and retain the other copy. The Chief Compliance
                  Officer   generally   will   approve  a  personal   securities
                  transaction  if,  in  the  judgment  of the  Chief  Compliance
                  Officer:

                  a.       the transaction is not prohibited by the Code;

                  b.       the   transaction   does  not  violate  PPM's  Inside
                           Information Policy; and

                  c. the transaction does not involve a conflict of interest or potential for a conflict of interest.

         4. Executing a Pre-Approved Transaction. Pre-approval of a securities transaction is effective for three New York Stock Exchange trading days following the date approval is granted.1 If an Employee becomes aware of a significant change in the circumstances on which approval was based before the transaction is executed, the Employee shall bring that change in circumstances to the attention of the Chief Compliance Officer to determine whether the previously granted approval should be revoked or modified.

                  If the transaction is executed, the Employee shall submit to the Chief Compliance Officer a copy of the completed PTI within two business days of execution of the transaction, showing the terms of the transaction as executed. If the transactions is not executed, the PTI should be returned to the Chief Compliance Officer showing that the transaction was not completed.

         5. Effect of Pre-Approval. The approval of any personal securities transaction by the Chief Compliance Officer does not relieve an Employee of that Employee's Responsibilities under the federal securities laws, including those relating to insider trading, or PPM's policies, including this Code.

         C.       Reports of Personal Investments and Transactions.

         1. Initial and Annual Account and Holdings Report. Upon entering employment with PPM and annually thereafter, every Employee must submit to the Chief Compliance Officer a Personal Securities Accounts and Holdings Report ("Personal Securities Report") (a copy of which is attached as Appendix C) with respect to every security and securities account in which the Employee has or expects to have a beneficial interest and every account (other than an account for a PPM client) for which he or she exercises influence or control over investment decisions.

                  a. Securities Accounts. As to securities accounts, the Personal Securities Report requires the Employee to identify the brokerage firm at which each such account is maintained, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account.

                           When an Employee opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Employee shall promptly notify the Chief Compliance Officer in writing.

                  b. Securities Holdings. As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Employee's interest in the security, and the brokerage firm where it is held. An Employee need not report securities obtained in Exempt Transactions as described in Section II.B., above.

                  c.       Timing of Reports.

                           i.       Initial   Report.   The   initial   Personal
                                    Securities  Report  is due  within  10  days
                                    after   an   Employee's    commencement   of
                                    employment    with   PPM,    reporting   the
                                    Employee's securities accounts and holdings as of the date of employment by PPMA.

                           ii. Annual Report. The annual Personal Securities Report is due by February 28 of each year, reporting each Employee's securities accounts and holdings as of December 31 of the prior year.

         2. Confirmations and Statements. Each Employee is responsible for arranging to have confirmations and monthly account statements for each account listed by the Employee in the Employee's Personal Securities Report sent by the broker or other entity holding the account to the Chief Compliance Officer.

         3. Transaction Reporting. Each Employee shall report all completed personal securities transactions to the Chief
                  Compliance Officer within 10 days following the end of the month in which the transaction was completed. In most cases, an Employee's reporting obligations will be satisfied by the confirmations and statements the Employees causes to be delivered to the Chief Compliance Officer. However, any transaction or any new account which, for any reason, is not included in the account statements and confirmations being provided to the Chief Compliance Officer shall be reported by the Employee.

                  Monthly transaction reports, if required, shall include the following information for each transaction:

                  o        the date of the transaction;

                  o        title,   interest   rate   and   maturity   date  (if
                           applicable), number of shares and the principal amount of each security involved;

                  o the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);
                           -------- ----

                  o        the price at which the transaction was effected;

                  o the name of the broker, dealer or bank with or through which the transaction was effected; and

                  o        the date the report is submitted.

                  In addition, when an Employee opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Employee's monthly report shall include:

                  o the name of the broker, dealer or bank with whom the account was established;

                  o        the date the account was established; and

                  o        the date the report is submitted.

         4. Reports relating to the personal securities transactions of each Compliance Officer other than the Chief Compliance Officer shall be delivered to the Chief Compliance Officer. Reports relating to the personal securities transactions of the General Counsel of PPMA shall be delivered to the Chief Compliance Officer, if the General Counsel is not then the Chief Compliance Officer, or to a designated Compliance Officer. Reports relating to the personal securities transactions of the Chief Compliance Officer shall be delivered to a designated Compliance Officer.

         5. Reports may be in any form. Monthly reports filed by an Employee pursuant to this Code may be in any form that includes all of the information required (including copies of confirmations or account statements).

                  An Employee will be deemed to have satisfied the monthly reporting requirement, and is not required to file a monthly report of any transactions executed through brokerage or other accounts identified to the Chief Compliance Officer and for which duplicate monthly account statements showing all transactions are delivered to the Chief Compliance Officer.


                         IV. ADMINISTRATION OF THE CODE

         A.       Communications.

         1. Initial Communication and Certification. Upon adoption of the Code or the commencement of employment, each Employee of PPM is provided with a copy of the Code. At that time, each Employee also is scheduled to discuss the Code with the Chief Compliance Officer. Each Employee is required to acknowledge his or her understanding of the Code's prohibitions and requirements by signing a Compliance Certificate in the form attached to this Code as Appendix D and returning it to the Chief Compliance Officer for retention in PPM's files.

         2. Annual Certification. Each year PPM recirculates the Code to its Employees and requires that each of them sign a Compliance Certificate and return the executed copy to the Chief Compliance Officer.

         3. Questions. Persons subject to the Code are encouraged to direct any questions that may arise concerning the Code and its prohibitions to the Chief Compliance Officer or to PPMA's General Counsel.

         B.       Review of Personal Securities Transactions.

         1. Review of Confirmations. Within five business days after the receipt of a confirmation, the Chief Compliance Officer shall match the confirmation with the appropriate PTI, to ensure that all trades have received prior authorization, if required. Confirmations for each Compliance Officer shall be reviewed by another Compliance Officer.

                  If a confirmation discloses a securities transaction which was required to be pre-approved, but for which no prior written approval was obtained, or which was executed after the prior approval expired, the Chief Compliance Officer shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and shall make a written record of the matter. A copy of that record shall be retained in that Employee's personal securities transactions file. This action does not preclude any other sanction for violation of the Code.

         2.       Monthly  Review.  On a monthly  basis,  the  Chief  Compliance
                  Officer shall review each Employee's personal securities transactions, using the PTIs, confirmations, and other account documentation to look for indications of improper personal securities transactions. The Chief Compliance Officer shall discuss any questionable transactions with the Employee who effected the trade and make such other inquiries as the Chief Compliance Officer in his discretion deems appropriate. The Chief Compliance Officer shall make a written record of any determination made and the reasons underlying that determination.

         C. Recordkeeping. The Chief Compliance Officer shall maintain the records listed below for a period of five years, for the first two years at PPM's principal place of business in an easily accessible place:

         1. List of Persons Covered by the Code. A list of all Employees, which shall constitute a list of all persons subject to the Code during the period.

         2. Compliance Certificates. Compliance Certificates signed by all Employees acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Employees subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.

         3. Codes. A copy of each code of ethics that has been in effect at any time during the period.

         4. Reports. A copy of each Personal Securities Report, PTI, confirmation and monthly statement submitted by an Employee and a record of any known violation and action taken as a result thereof during the period.

         5. Private Placement Approval. A copy of each record evidencing prior approval of, and the rationale supporting, an acquisition by an Employee of securities in a private placement.

         D. Annual Review of Procedures. The Code shall be reviewed by PPM's management on an annual basis to assess its effectiveness, in conjunction with PPM's other policies and procedures, in preventing improper and illegal personal securities trading by PPM's Employees.

         E. Review by the Funds' Boards. The Chief Compliance Officer and an appropriate officer of any mutual fund for which PPMA serves as investment adviser (who may be an officer or employee of PPMA) shall prepare an Annual Report to the board of any mutual fund for which PPMA serves as investment adviser or subadviser that:

         1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

         2. describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

         3. certifies to the board that the mutual fund has adopted procedures reasonably necessary to prevent its investment persons and access persons from violating the Code; and

         4. identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

               V. CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

         If the Chief Compliance Officer determines that a violation or possible violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to the President of PPMA (or, if the violation of the Code is believed to involve the President, to the Chief Executive Officer of Prudential plc's North American businesses or other appropriate executive officers of PPM's corporate parent). The Chief Compliance Officer shall discuss the matter with the Employee. If the President of PPMA or other executive agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall report any material violations to the Board of Directors of PPMA and/or to the board of any mutual fund of which PPMA is investment adviser or subadviser.

         PPMA's Board of Directors may impose such sanctions against the Employee as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

         Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.




                                                                      Appendix A

                        EXAMPLES OF BENEFICIAL OWNERSHIP

         You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

         1. Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

         2. Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

3.       Securities held by a pledgee for your account;

         4. Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

         5. Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

         6. Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

         7. Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

         8. Securities held by a personal holding company controlled by you alone or jointly with others;

         9. Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

         10. Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

         11. Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

         12. Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.




                                                                      Appendix B

                           PERSONAL TRADE INFORMATION
                                  CONFIDENTIAL

                  Employee Name:__________________________________________

--------------------------------------------------------------------------------

PART A:         PRE-CLEARANCE

                Securities Description:
                                       -----------------------------------------

         Buy    |_|                                                    Sell  |_|

         Quantity1:

         Is this security or transaction related in any way to a security being held, purchased or sold by PPM on behalf of a client? No |_| Yes |_|


         Pre-Approval Signature: ----------------------------   Date: ----------


Reminder:Pre-approval is valid for only 3 NYSE trading days following the date of pre-approval.

--------------------------------------------------------------------------------

PART B:         TRADE DETAIL

         Buy    |_|                                                    Sell  |_|

 Trade Date: --------------    Quantity-----------  Price per Unit:----------


 Broker:------------------------------------------------------------------------

         Check here if the transaction was not executed: |_|

Employee Signature:-------------------------------  Date:  --------------------

--------------------------------------------------------------------------------

PART C:         REVIEW

Reviewer's Notes:
                 ---------------------------------------------------------------


         Reviewer's Initials: ---------------    Date of Review: ---------


                                                                      Appendix C
                PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

         In accordance with PPM's Code of Ethics and Conduct (the "Code"), please provide a list of all of your securities accounts and securities holdings in which you have a beneficial interest. More detailed instructions are set forth below. You will be asked to complete this report upon entering PPM's employment and annually thereafter. In addition, during the course of the year, if you open a new account or otherwise obtain a beneficial interest in a securities account, the Code requires that you report that new account in writing to the Chief Compliance Officer. If you have any question as to whether a security account or holding should be reported on this Report, you should consult with the Chief Compliance Officer.

1. Please provide a list identifying all securities accounts in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. If you have any question as to whether an account should be reported, you should consult with the Chief Compliance Officer.

================================================================================

       NAME OF ACCOUNT      Account Number             Name of Brokerage Firm

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

-----------------------     -------------------       -------------------------

=================================================== ============================
         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         2. Please provide a list of all securities in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. You need not include securities that you obtained in Exempt Transactions as defined in the Code. If you do not have any securities holdings to report, write NONE. Instead of filling out this form, you may attach copies of the most recent statements of each of the accounts listed above.

================================================================================
                                                 Number of      Brokerage
                                                 Shares or      Firm Where
                           Type of               Principal2     Held
   NAME OF SECURITY       Security1              Amount
-------------------   -------------------   ---------------- ----------------

-------------------   -------------------   ----------------- ---------------

-------------------   -------------------   ----------------- ---------------

-------------------   -------------------   ----------------- ---------------

-------------------   -------------------   ----------------- ---------------

-------------------   -------------------   ----------------- ---------------

-------------------   -------------------   ----------------- ---------------

-------------------   -------------------   ----------------  ---------------

================================================================================
         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.


    Date                                                        Signature



                                                                     Appendix D


                                PPM AMERICA, INC.


                             COMPLIANCE CERTIFICATE



-------------------------
Name (print or type)

         This is to certify that the attached Code of Ethics and Conduct ("Code") was distributed and explained to me at a meeting held on _____________________, 199___. I have read and understand the Code. I certify that I will comply with these policies and procedures during the course of my employment by PPM and that, since my last Compliance Certification (if any), I have complied with the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of these policies and procedures. I UNDERSTAND THAT VIOLATION OF THE CODE SHALL BE GROUNDS FOR DISCIPLINARY ACTION OR DISMISSAL AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.


---------------                               ----------------------------------
Date                                          Signature



1 Accordingly, approval for limit orders must be renewed every three business days until the order is filled or withdrawn.

1 For equity securities, enter the number of shares. For debt securities, enter the par value.

1 Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-option, W-warrant, D-debt security, and X-other.

2        For Debt Securities.